EXHIBIT 99.1

The Hallwood Group Incorporated

3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214.528.5588 • Fax: 214.393.0233

FOR IMMEDIATE RELEASE

Contact:	Richard Kelley, Chief Financial Officer 800.225.0135 • 214.528.5588

HALLWOOD GROUP RECEIVES AUDIT OPINION WITH GOING CONCERN EXPLANATION, REPORTS RESULTS FOR THE FOURTH QUARTER

AND YEAR ENDED DECEMBER 31, 2013, AND PROVIDES MERGER UPDATE

Dallas, Texas, March 31, 2014. The Hallwood Group Incorporated (NYSE MKT: HWG) reported that its audited consolidated financial statements for the fiscal year ended December 31, 2013, included in the Company’s Annual Report on Form 10-K, which was filed today with the Securities and Exchange Commission, contains an audit opinion from its independent public accounting firm which includes explanatory language related to going concern resulting from the uncertainty of the payment of dividends from its subsidiary to fund the Company’s ongoing operations and obligations. This announcement is made pursuant to NYSE MKT Company Guide Section 610(b), which requires separate disclosure of receipt of an audit opinion containing going concern explanatory language.

The Company today reported results for the fourth quarter and year ended December 31, 2013. For the fourth quarter, the Company reported a net loss of $1.3 million, or $0.89 per share, compared to a net loss of a net loss of $6.1 million, or $4.00 per share, in 2012. For the year, the Company reported a net loss of $2.4 million, or $1.58 per share in 2013, compare to a net loss of $17.9 million in 2012, or $11.76 per share.

Following is a comparison of results for the 2013 and 2012 periods:

Operating Income (Loss). For the 2013 and 2012 fourth quarters, operating losses were $1.0 million and $0.8 million, on revenues of $35.2 million and $30.3 million, respectively. For the 2013 and 2012 years, operating losses were $1.4 million and $18.4 million, on revenues of $129.2 million and $130.5 million, respectively.

As previously reported, operating losses in 2013 included a reversal of a previously recorded litigation charge of $1.1 million, whereas the 2012 results included a litigation charge of $13.2 million in connection with the Hallwood Energy litigation matters. Additionally, the 2013 and 2012 year results included attorney fees and expenses incurred by the Company in the Hallwood Energy litigation and by Brookwood in the Nextec litigation totaling $0.9 million and $4.1 million, respectively.

Brookwood’s textile products sales in the 2013 fourth quarter of $35.2 million increased by $4.9 million, or 16.1%, compared to $30.3 million in 2012. Sales for year 2013 of $129.2 million decreased by $1.3 million, or 1.0%, compared to $130.5 million in year 2012. The increase in the fourth quarter of 2013 is principally due to an increase in sales of military products. The decrease in 2013, from the prior year amount, is comprised of a decrease in sales of $2.6 million for non-military products sales, partially offset by an increase of $1.3 million in 2013 in sales of specialty fabric to U.S. military contractors as a result of a slight increase in orders from the military to Brookwood’s customers over prior year orders.

Military sales accounted for $20.4 million and $69.4 million in the 2013 fourth quarter and twelve month periods, compared to $13.9 million and $68.1 million in 2012, respectively. The military sales represented 58.0% and 45.8% of Brookwood’s net sales in the 2013 and 2012 fourth quarters, respectively, and 53.7% and 52.2% in 2013 and 2012, respectively. Overall, military sales were 1.9% higher in 2013 as compared to 2012 and have historically been cyclical in nature. Additionally, orders for its military products have been weak in the 2014 first quarter, due at least in part to a reduction of deployed troops and continued debate in Congress and the administration regarding federal spending.

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Other Income (Expense). Other income (expense) consists of interest expense, partially offset by interest and other income. For the fourth quarter, other income (expense) was a net expense of $112,000 in 2013, compared to a net expense of $202,000 in 2012. For the year, other income (expense) was a net expense of $506,000, compared to a net expense of $515,000 in 2012. The interest expense component of other income (expense) primarily relates to Brookwood’s revolving credit facilities and Hallwood Group’s loan with Hallwood Family (BVI), L.P, which was entered into in May 2012.

Income Tax Expense (Benefit). For the 2013 fourth quarter, the income tax expense was $197,000, which included a federal tax of $-0-, a current state tax expense of $119,000 and deferred state tax expense of $78,000. For the 2012 fourth quarter, the income tax expense was $5.1 million, which included a current federal tax benefit of $4.6 million, a noncash deferred federal tax expense of $9.7 million, a current state tax expense of $80,000 and a deferred state tax benefit of $30,000.

For the 2013 year, the income tax benefit was $265,000, which included a current federal tax expense of $265,000, a noncash deferred federal tax expense of $-0-, a current state tax expense of $206,000 and a deferred state tax expense of $78,000. For the 2012 year, the income tax benefit was $982,000, which included a current federal tax benefit of $4.6 million, a noncash deferred federal tax expense of $3.6 million, a current state tax expense of $68,000 and a deferred state tax benefit of $30,000, respectively.

At December 31, 2013 and 2012, the net deferred tax asset (liability) was $(75,000) and $4,000, respectively. The 2013 balance, before valuation allowance, was comprised principally of $5,944,000 related to the anticipated carryforward of taxable losses to future periods; $667,000 of tax credits; offset by deferred tax liabilities of $315,000. Due to continuing uncertainty related to taxable income to be reported in future periods (after consideration of historical results, current business trends, and other objectively verifiable information), the Company recorded an additional valuation allowance at December 31, 2013 for the deferred tax asset in the amount of $963,000, resulting in a valuation allowance totaling $6,371,000 at December 31, 2013.

Merger Update

As reported on February 7, 2014, the Company had reached a settlement in a purported class and derivative action which, subject to court approval, increased the merger consideration by $3.00 per share, from $10.00 per share to $13.00 per share, less any incentive fee and attorneys’ fees that may be awarded by the Court.

On March 25, 2014, a public hearing was held at which the Delaware Court of Chancery considered the fairness and adequacy of the settlement and the applications of the plaintiff and his counsel for an incentive fee and attorney’s fee awards. On March 28, 2014, the Delaware Court approved the settlement, including an incentive fee of $10,000 and attorneys’ fees of $310,000, which is deducted from the $13.00 per share merger consideration, resulting in a final merger consideration of $12.39 per share.

The Company’s stockholders will be asked to consider and vote on a proposal to adopt the merger agreement at a special meeting of stockholders expected to be held in the second quarter of 2014. In connection therewith, the Company will file with the Securities and Exchange Commission and furnish to the Company’s stockholders a proxy statement and other relevant documents. The Company expects that the merger will close in the second quarter of 2014.

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As discussed further in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, (i) the Company is dependent upon Brookwood for cash, (ii) the Company does not currently earn sufficient cash through its operations, either directly or through Brookwood, to fund its ongoing operating costs or obligations, included the HFL Loan (as further described in the Annual Report on Form 10-K), and (iii) Brookwood’s ability to pay the Company a dividend is dependent upon circumstances that are outside of the Company’s control. The Company can give no assurance that Brookwood will have the ability to satisfy the Company’s cash flow needs, nor that the Company would be able to obtain other sources of funding in such a circumstance (other than the HFL Loan, which was amended on March 26, 2014 to provide up to $3,000,000 of liquidity in 2014), and therefore there is substantial doubt as to the Company’s ability to continue as a going concern.

Certain matters contained in this press release concerning the Company, its business, financial and operating results, litigation matters, cash and liquidity issues, and the Company’s ability to continue as a going concern, constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events impacting the Company. There can be no assurance that these future events will occur as anticipated or that the company’s results will be as estimated. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them. For a description of certain factors that could cause the Company’s future results to differ from those expressed in any such forward-looking statements, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 entitled “Risk Factors.”

For further information about the Company and on factors that could impact the Company and statements contained in this press release, see the Company’s filings with the Securities and Exchange Commission, including quarterly reports on Forms 10-Q, current reports on Form 8-K and annual reports on Form 10-K. You can access such filings at http://www.sec.gov.

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The following table sets forth selected financial information for the quarters and years ended December 31, 2013 and 2012.

THE HALLWOOD GROUP INCORPORATED

(in thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenue	$35,193	$30,317	$129,233	$130,524

Operating income (loss)	$(1,030)	$(759)	$(1,353)	$(18,410)
Other income (expense)	(112)	(202)	(506)	(515)

Income (loss) before income taxes	(1,142)	(961)	(1,859)	(18,925)
Income tax expense (benefit)	198	5,144	549	(982)

Net income (loss)	$(1,340)	$(6,105)	$(2,408)	$(17,943)

PER COMMON SHARE:
BASIC
Net income (loss)	$(0.89)	$(4.00)	$(1.58)	$(11.76)

Weighted average shares outstanding	1,525	1,525	1,525	1,525
DILUTED
Net income (loss)	$(0.89)	$(4.00)	$(1.58)	$(11.76)

Weighted average shares outstanding	1,525	1,525	1,525	1,525

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